AMENDMENT TO LEASE

This Amendment To Lease is made this ___ day of March, 2000, by and between H.C.L. INVESTMENTS, INC., a Hawaii corporation ("Lessor") and COST-U-LESS, INC., a Washington corporation ("Lessee").

     WHEREAS, on August 21, 1992, Lessor and Lessee entered into that certain Indenture of Lease, a copy of which is attached hereto as Exhibit "A" (the "Lease");

     WHEREAS, Lessor and Lessee wish to amend the Lease on the terms and conditions stated herein;

     NOW THEREFORE, the Lease between Lessor and Lessee is amended as follows:

     1. Paragraphs a., b., c. and d. of Section 1.03 are deleted in their entirety and replaced by the following:

          a. Duration. The term of this lease shall commence on March 23, 1993 and terminate on April 22, 2010, unless extended by Lessee as hereinafter provided.

     2. Section 1.04 (Option To Extend) is deleted in its entirety and replaced by the following:

          Section 1.04. Option to Extend. If Lessee is not in default of any of the terms of this lease to be observed and performed, Lessee shall have the option to extend the term for two (2) additional terms of five (5) years each on the same terms and conditions as set forth herein, by giving to Lessor written notice of Lessee's exercise of such option not less than one hundred eighty
(180) days prior to the end of the term. The basic rent for any extension of the term of the lease shall be the rent payable by Lessee at the end of the preceding term, adjusted as set forth in Section 3.01.

     3. Section 3.01 (Basic Rent) is deleted in its entirety and replaced by the following:

          Section 3.01. Basic Rent. Commencing on March 23, 1993, Lessee shall pay basic rent as follows:

     First thirty-six (36) months                     $24,200.00 per month

     Next thirty-six (36) months                      $26,738.00 per month

     Next thirteen (13) months                        $28,916.00 per month

     Next twelve (12) months                          $25,300.00 per month
     (April 23, 2000 through April 22, 2001)

     The basic rent for the next twelve (12) months (i.e. from April 23, 2001 until April 22, 2002) shall be the basic rent at the end of the then current lease year (i.e. April 22, 2001) multiplied by the increase, if any, in the Consumer Price Index for the period from April, 2000 through March, 2001). By way of example, if the Consumer Price Index is 150 for April, 2000 and the Consumer Price Index is 153 for March, 2001, then the basic rent for the period from April 23, 2001 until April 22, 2002 would be $25,806 per month (i.e.153/l50 x $25,300).

     The basic rent for each additional year of the lease (including option periods) shall be increased as of April 22nd of each year by the increase (if any) in the Consumer Price Index for the prior twelve (12) months calculated in the same manner, PROVIDED HOWEVER, that (a) any portion of the increase in basic rent for any one year which exceeds five per cent (5%) shall not be immediately payable by Lessee but shall be deferred and added to the increase in basic rent for the following year and (b) the total increase in basic rent from April, 2000 to the additional year of the lease for which the lease rent is being determined, shall not exceed the amount by which the rent would have increased if the Consumer Price Index had increased by five per cent per year from April, 2000 to the beginning of the additional year of the lease for which the lease rent is being determined.

     Said basic rent shall be paid in advance on the first day of each calendar month at the principal place of business of lessor or other place designated by Lessor, without demand therefore and without deduction or offset whatsoever. If the amount of increase by reason of an increase in the Consumer Price Index is not known at the beginning of any additional year of the Lease, Lessee shall continue to pay the rent in the same amount as for the prior period until said increase is ascertained, at which time the Lessee will pay any additional amounts due within ten (10) days after being billed therefore by Lessor.

     4. Section 3.02 (Additional Rent) is deleted in its entirety and replaced by the following:

          Section 3.02. Additional Rent. Commencing thirty days after the commencement of this lease (i.e. thirty days after March 23, 1993), Lessee shall pay as additional rent any money required to be paid to Lessor pursuant to the following Sections of the Lease:

     4.03   Rules and Regulations;
     6.02   Lessor's Right to Cure Lessee's Failure to Maintain Premises;
     6.03   Structural Repairs by Lessor;
     6.05   Cost of Services;
     8.02   Fire Insurance Premium and Increase;
     11.01  Payment of Charges;
     13.01  Consent Required;
     14.01  Personal Property Taxes;
     14.02  Excise Taxes;
     14.03  Real Property Taxes;
     16.03  Condemnation of Less Than a Fee;
     17.05  Interest on Past Due Damages;
     19.01  Lessee's Liability;
     19.02  Performance by Lessor; and

any other provision of this lease not specifically set fort in this Section 3.02 requiring payments by Lessee to Lessor. If the additional amounts or charges set forth in this Section are not paid at the time provided in this lease or if no time is specified, they shall nevertheless be paid as additional rent with the next succeeding installment of rent thereafter falling due hereunder, but nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy by Lessor.

     5. A new Section 3.03 shall be added to the Lease:

          Section 3.03. Consumer Price Index. The term "Consumer Price Index" shall mean and refer to the Consumer Price Index for All Urban Consumers for the U.S. City Average for All Items, 1982-84=100 published by the United States Bureau of Labor Statistics. If at the time required for the determination of the basic rent said index is no longer published or issued, the parties shall use any other index that is then generally recognized and accepted for similar determinations of purchasing power. If the parties are unable to agree on the selection of an index, or if there is a dispute regarding the computation of the basic rent as adjusted by the index, the issue shall be determined by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

     6. Section 9.05 (Ground Lease Termination) is deleted in its entirety.

     7. A new Section 14.03 shall be added as follows:

          Section 14.03. Real Property Taxes. Lessee shall pay to Lessor, as additional rent, together with each payment of rent, an amount equal to one-twelfth (1/12) of the annual amount of all real property and similar taxes, levied against the Land or the Building or Lessor's or Lessee's property situated at the location of the Land and the Building.

     8. Section 22.13 (Guaranty) is deleted in its entirety.

     9. Lessee and Lessor acknowledge and agree that all amounts due on the Lease through and including the rent payment due on March 23, 2000, have been paid. Lessee waives any claim that it has overpaid any amounts under the Lease and/or is entitled to a refund or credit in connection therewith; Lessor waives any claim that Lessee has not paid all amounts due under the lease through and including the rent payment due on March 23, 2000 and/or that Lessor is entitled to bill and/or collect any additional amounts through said date for expenses incurred by Lessor for repair or maintenance. Lessor also waives and releases any claim that Lessee is obligated to repair or restore any portion of the premises by reason of the tenant improvements and other work performed on the premises by or on behalf of Lessee through the date hereof.

     10. Except as specifically modified herein, the parties ratify the Lease and agree and confirm that same is in full force and effect.

     DATED: April ____, 2000

COST-U-LESS, INC.                       H.C.L. INVESTMENTS, INC.

By /s/James F. Ancuri                   By _____________________________________
   ----------------------------------
Its  V.P. Real Estate/Construction         Its


         "Lessee"                                "Lessor"